NEWS RELEASE
ANORMED REPORTS ON ANNUAL GENERAL MEETING

For Immediate Release:	September 20, 2006
      Vancouver, British Columbia — AnorMED Inc. (“AnorMED” or the “Company”) (NASDAQ:ANOR; TSX:AOM) announced yesterday at its Annual General Meeting of Shareholders that the Company remains on track to meet its clinical and commercialization milestones, and commented on the process of realizing maximum value for shareholders through strategic alternatives.
      Kenneth Galbraith, Chairman and Interim Chief Executive Officer also reiterated the Board’s recommendation that shareholders reject the recent unsolicited and hostile offer from Genzyme Corporation (NASDAQ:GENZ) and not tender their shares.
      “The Board, management and other top AnorMED shareholders, representing in aggregate greater than one-third of our common share ownership, have publicly indicated they will not tender their shares at the current undervalued price offered by Genzyme and fully support the Company’s engagement of Goldman Sachs to explore strategic alternatives that could offer our shareholders greater value in an open, competitive process.”
      “This rejection by shareholders holding greater than one-third of our outstanding common shares means that Genzyme will already fail to fulfill a key condition of their hostile tender offer based on the current price of that offer.”
      Galbraith also outlined the Company’s recent developments and the Company’s upcoming milestones as set out by the Board during the first five months since its elected by shareholders:
Recent Developments:

•	Elected a new Board of Directors with substantial industry experience and adopted a new strategic plan announced on June 13, 2006

•	Completed 100% patient enrollment in the Phase III trial for MOZOBIL in stem cell transplant in multiple myeloma and greater than 92% patient enrollment in non-Hodgkins’ lymphoma

•	Re-aligned AnorMED’s management team and engaged the executive search firm of Russell Reynolds to conduct a search for a new President and CEO and a VP, Regulatory Affairs

•	Listed AnorMED’s common shares on NASDAQ, under the trading symbol “ANOR” and filed shelf registration statement

•	Amended License agreement for picoplatin with Poniard Pharmaceuticals and earned further milestone payment from Shire for Fosrenol resulting in a strengthening of our balance sheet by approximately $15 million
Upcoming Milestones:

•	Release of top-line data from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation in the first half of 2007.

•	Assuming successful results from these studies, the Company plans to file an NDA for marketing approval with the FDA in the second half of 2007 and with Canadian and European regulators in 2008

•	Additional data relating to MOZOBIL is expected to be presented at the American Society of Hematology (“ASH”) meeting scheduled to be held in Orlando, Florida from December 9 to 13, 2006

•	In the next few months, the Company also expects to initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of certain leukemia patients

•	In February 2007, the Company expects to present updated clinical data on the development of AMD070, currently in proof of principle Phase I/ II studies in HIV patients, at the Conference on Retroviruses and Opportunistic Infections (“CROI”) scheduled to be held in Los Angeles, California

•	The Company has additional lead compounds that we believe could be brought into clinical development for additional indications in the near term
      During the formal portion of the Annual General Meeting, the shareholders approved each of the following resolutions detailed in the Management Proxy Circular:

•	Fixing the number of directors at ten;

•	Re-electing all ten nominees and previous directors to the Company’s Board;

•	Reappointment of KPMG LLP, chartered accountants, as auditors of the Company; and

•	Adoption of a new AnorMED 2006 Incentive Stock Option Plan.
More information and where to find it
      On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders reject the September 1, 2006 hostile offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. The Circular describes the reasons for the Board’s recommendation that shareholders reject the Genzyme Offer. Investors and shareholders are strongly advised to read the Directors’ Circular and Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circular at www.sedar.com and the Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 — 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commission in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULAR OR TENDER OFFER SOLICITATION/ RECOMMENDATION STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER.
About AnorMED Inc.
      AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on the Company’s research into chemokine receptors.
      The Company’s product pipeline includes MOZOBIL, currently in pivotal Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof of principle Phase I/ II studies in HIV patients; and several novel classes of compounds in pre-clinical development that target specific chemokine receptors known to be involved in a variety of diseases.
FORWARD-LOOKING STATEMENTS
      This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding the Company’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.

      Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this news release include, but are not limited to, statements about: AnorMED’s expectation that it will receive approximately $15 million from (i) an amendment to its license agreement with Poniard Pharmaceuticals Inc. for its proprietary anti-cancer drug picoplatin (NX473), and (ii) a milestone payment from Shire Pharmaceutical Group, plc based on the recent licensing approval received in Germany to sell FOSRENOL; AnorMED’s expected release, in the first half of 2007, of top-line data and successful results from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED’s plans to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s expectation that in the next few months it will initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; AnorMED’s expectation that it will present additional data relating to MOZOBIL at the ASH meeting to be held in Orlando, Florida from December 9 to 13, 2006; and AnorMED’s expectation that it will present updated clinical data on the development of AMD070 in HIV patients at the CROI to be held in Los Angeles, California in February 2007.
      With respect to the forward-looking statements contained in this news release, the Company has made numerous assumptions regarding, among other things: AnorMED’s ability to collect approximately $15 million from (i) the amendment to its license agreement with Poniard Pharmaceuticals Inc., and (ii) the milestone payment from Shire Pharmaceutical Group, plc based on the recent licensing approval received in Germany to sell FOSRENOL; AnorMED’s ability to release, in the first half of 2007, top-line data from its two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED’s ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED’s ability to present additional data relating to MOZOBIL in December 2006; and AnorMED’s ability to present updated data on the development of AMD070 in HIV patients in February 2007. The foregoing list of assumptions is not exhaustive.
      Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: AnorMED may not have the ability to collect approximately $15 million from (i) the amendment to its license agreement with Poniard Pharmaceuticals Inc., and (ii) the milestone payment from Shire Pharmaceutical Group, plc based on the recent licensing approval received in Germany to sell FOSRENOL; AnorMED may not have the ability to release, in the first half of 2007, top-line data from its two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED may not have the ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED may not have the ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED may not have the ability to present additional data relating to MOZOBIL in December 2006; AnorMED may not have the ability to present updated data on the development of AMD070 in HIV patients in February 2007; AnorMED may not be able to develop and obtain regulatory approval for MOZOBIL in stem cell transplant indications and any future product candidates in its targeted indications; AnorMED may not be able to establish marketing and sales capabilities for launching MOZOBIL in stem cell transplant indications; the costs of any future products in AnorMED’s targeted indications may be greater than anticipated; AnorMED relies on third parties for the continued supply and manufacture of MOZOBIL; AnorMED may face unknown risks related to intellectual property matters; AnorMED may face competition from other pharmaceutical or biotechnology companies; and further equity financing may substantially dilute the interests of our shareholders.
      Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. In addition to the forward-looking statements and associated risks set out in this news release, investors and shareholders are strongly advised to refer to the additional assumptions and risks set out in the section entitled “CAUTION REGARDING FORWARD-LOOKING STATEMENTS” in the Company’s Directors’ Circular dated September 5, 2006, available free of charge at www.sedar.com or from AnorMED’s Secretary. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.
For further information:
      Company Contact: Kenneth Galbraith, Chairman and Interim CEO, Tel: 604-889-5320 or
Kim Nelson, Ph.D., Manager, Investor Relations, Tel: 604-532-4654, Cell: 604-614-2886, Email: knelson@anormed.com
Media Contact: Karen Cook, James Hoggan & Associates, Tel: 604-739-7500, Email: kcook@hoggan.com